CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in each Prospectus constituting part of this Post-Effective Amendment No. 4 to the Registration Statement No. 333-24009 on Form S-3 of our report dated February 10, 1998 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 10, 1998 which appears on page F-54 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in each Prospectus.



/s/ Price Waterhouse
-------------------------
    Price Waterhouse LLP
    New York, New York
    April 27, 1998